EXHIBIT A

Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                      Contact: Thomas A. Sacco
Suite # 402                                Telephone: 972-931-9237
Dallas, Texas 75248-1928            e-mail: sacco@hudsonsgrill.com

    Hudson's Grill Announces the Opening of its First
International Location and the Signing of a Lease for a New
Company-Owned Restaurant

    Tuesday, September 16, 1997


    Dallas, TX - Hudson's Grill of America, Inc., announced that on September 5, 1997, its first international location opened for business in Guatemala City, Guatemala. The restaurant is located in the Zona Viva Section of the city, nearby hotels and shops frequented by tourists and residents. Staff members of the newest Hudson's Grill were trained in the United States and also trained on site by a team of company and franchisee employees, who were in Guatemala City to help open the restaurant. The owners of the franchise are prominent citizens of Guatemala, whose business interests include other notable food service establishments, cement, concrete manufacturing and grocery operations.

     Tom Sacco, Vice President for Operations, was on site to help open the facility. "Guatemala City is a beautiful city, and a mecca for many European travelers. As such, we are excited about our newest franchise and its prospects for success in Latin America." Mr. Sacco added, "The location should give us increased international exposure and credibility. Thus, we look forward to working with other international franchisees who come to us as a result of our success in Guatemala City."

     The company also announced that it has leased a build-to-suit pad site near Richardson, Texas, a suburb of Dallas. The site is located at the Keystone shopping center and is a freestanding site that is in front of a brand new multi-theater complex; the center also has several other freestanding restaurant sites nearby. This will be the first company built restaurant since the early 1990's, when the company began a program of selling its company-owned operations in California to franchisees. The restaurant should be open for business sometime early in 1998.

     The company also announced that the Hudson's Grill in Hurst, Texas, closed, and that the company had terminated the franchise agreement associated with the Hurst franchise.

    Hudson's Grills are celebrating their 13th year of operation, and the company is publicly traded over the counter under the NASDAQ symbol HDSG.